OMRIX Biopharmaceuticals Announces First Quarter 2007 Financial Results

New York, NY, May 8, 2007 — OMRIX Biopharmaceuticals, Inc. (“OMRIX” or the “Company”)
(NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets biosurgical and immunotherapy products, today announced financial results for the first quarter ended March 31, 2007.

Recent Highlights:

•	Total revenues of $14.2 million for the first quarter 2007, a 25% increase from $11.3 million for the first quarter of 2006

•	Net income of $3.4 million for the first quarter of 2007, a 5% increase from $3.2 million for the first quarter of 2006

•	Earnings per share, or EPS of $0.20 on a diluted basis for the first quarter of 2007 versus EPS of $0.29 on a diluted basis in the first quarter of 2006

•	Submitted, on May 7, 2007, a regulatory filing to expand the commercialization of Hepatitis B Immunoglobulin, or HBIG, in Sweden

“We continue to focus on expanding the market potential for our fibrin sealant and hyperimmune products and are pleased with the continued growth of our product sales.” stated Robert Taub, President and Chief Executive Officer of OMRIX Biopharmaceuticals, Inc. “The anticipated approval of thrombin and Evicel, our liquid fibrin sealant, with a general hemostasis in surgery indication will position OMRIX as the only company with such a broad portfolio of active hemostats. These are important milestones that will allow our marketer, Ethicon, to promote our biosurgical products in all applicable surgical suites.”

First Quarter 2007 Financial Results

Total revenues for the first quarter of 2007 increased to $14.2 million, a 25% increase from $11.3 million for the first quarter of 2006.

Product sales from biosurgery and immunotherapy product lines increased 11% to $11.2 million ($2.8 million from biosurgery products and $8.4 million from immunotherapy products) from $10.0 million ($2.3 million from biosurgery products and $7.7 million from immunotherapy products) for the comparable quarter in 2006, with biosurgery product sales increasing by 20% and immunotherapy product sales increasing 10%. The immunotherapy product sales increase is mainly attributable to an increase in unit sales and price per unit of IVIG, offsetting the $2.8 million of VIG sales in the first quarter of 2006.

Gross profit for the first quarter was $5.4 million, or 38% of total revenues, compared to $5.2 million, or 46% of total revenues, for the corresponding quarter of 2006.

Research and development expenses for the first quarter of 2007 were $788,000 compared to $691,000 for the first quarter of 2006. Selling, marketing, general and administrative expenses increased to $2.4 million for the first quarter of 2007 compared to $1.5 million for the first quarter of 2006 due to costs related to being a public company and to our increased presence in the U.S.

Net income for the first quarter of 2007 was $3.4 million, a 5% increase from $3.2 million for the first quarter of 2006. EPS for the first quarter of 2007 was $0.20 on a diluted basis versus EPS of $0.29 on a diluted basis in the first quarter of 2006.

As of March 31, 2007, the Company had 16,844,625 shares of outstanding common stock. Cash, cash equivalents and short-term investments totaled $83.7 million and total debt was approximately $1.0 million.

Full Year 2007 Guidance and Upcoming Milestones

OMRIX reiterates its financial guidance for the full-year 2007 of expected product sales, not to be confused with total revenues, ranging from $50.0 million to $55.0 million.

As previously communicated, the Company’s product sales guidance is based on the following key assumptions:

• No product sales from VIG (Vaccinia Immunoglobulin)
• A late 2007 product launch of Thrombin
• No material effect from the General Hemostasis approval of Evicel

In addition, 2007 product sales guidance is based on current agreements and customer forecasts and does not include any sales from acquisitions.

We anticipate the following milestones in the first half of 2007:

• Approval of Evicel for use in patients undergoing vascular surgery

•	Initiation of a Phase 1/2 clinical trial for Adhexil

- This anti-adhesion product candidate developed in-house is based on the Company’s fibrin sealant platform and is intended for use as a barrier substance to prevent post-operative adhesions

•	Complete enrollment for the Fibrin Patch Phase 1 clinical trial

Conference Call Information

OMRIX will host a conference call to discuss these financial results today, Tuesday, May 8, 2007, at 5:00 p.m. Eastern time. To access the live telephonic broadcast, U.S. callers should dial (866) 356-4279; international callers may dial (617) 597-5394 and provide confirmation code 63187379. A live audio webcast of the call will be available via the Investor Relations section of the Company’s website at www.omrix.com. Participants are urged to log on to the website 15 minutes prior to the scheduled start time to download and install any necessary software.

An audio replay of the conference call will be available from 7:00 p.m. ET on Tuesday, May 8, 2007 through Thursday, May 15, 2007 by dialing (888) 286-8010 from the U.S. or
(617) 801-6888 when calling internationally, and entering confirmation code 33586356. The audio webcast will be available on the company’s website, www.omrix.com, for 30 days. The financial results press release will also be accessible on the company’s website at www.omrix.com.

About OMRIX Biopharmaceuticals, Inc.

OMRIX Biopharmaceuticals is a fully-integrated biopharmaceutical company developing and marketing protein-based biosurgery and passive immunotherapy products. OMRIX’ biosurgery product line includes products and product candidates that are used for the control of bleeding, or hemostasis, and other surgical applications. OMRIX’ novel Fibrin Patch, a biological-device convergence product candidate, addresses an unmet medical need. The Company’s passive immunotherapy product line includes antibody-rich products and product candidates for the treatment of immune deficiencies, infectious diseases and potential bio-defense applications. For more information, please visit: www.omrix.com.

Safe Harbor Statement

This press release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the company’s filings with the SEC, including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K as filed with the Securities and Exchange Commission on March 13, 2007 and the Company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Contact:

Michael Burshtine
EVP, Chief Financial Officer
OMRIX Biopharmaceuticals, Inc.
(212) 887-6502; mike.burshtine@omrix.com
Francesca M. DeMartino
Director, Investor Relations
OMRIX Biopharmaceuticals, Inc.
(212) 887-6510; francesca.demartino@omrix.com

Consolidated Balance Sheets (Unaudited)
(USD$ in thousands, except share and per share data)

	December 31,	March 31,
	2006	2007
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$45,892	$19,396
Short term investments	34,930	64,347
Trade receivables, net of allowance for doubtful accounts of $15 at December 31, 2006 and March 31, 2007	9,748	13,570
Prepaid expenses and other current assets	2,716	4,787
Inventory	17,419	18,637

Total current assets	110,705	120,737

Long-term receivables	2,751	568

Property, plant and equipment, net	7,692	9,242

Deferred charges and other assets	497	483

Total assets	$121,645	$131,030

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term credit from banks and current maturities of long-term loans	$801	$812

Accounts payable and accruals:
Trade	7,498	7,232
Other	7,481	6,839

Total current liabilities	15,780	14,883

Long-term liabilities:
Long-term loans, net of current maturities	394	201
Deferred revenues	8,472	7,630
Other long-term liabilities	915	1,044

Total long-term liabilities	9,781	8,875

Total liabilities	25,561	23,758

Commitments and contingent liabilities
STOCKHOLDERS’ EQUITY:
Common stock of $0.01 par value—
Authorized: 43,636,364 shares at December 31, 2006 and March 31, 2007; Issued: 16,576,159 and 16,837,500 shares at December 31, 2006 and March 31, 2007, respectively; Outstanding: 16,583,284 and 16,844,625 shares at December 31, 2006 and March 31, 2007, respectively;	166	168
Preferred stock of $0.01 par value—
Authorized: 7,272,727 shares at December 31, 2006 and March 31, 2007; Issued and outstanding: None at December 31, 2006 and March 31, 2007	-	-
Additional paid-in capital	167,546	175,264
Deferred stock-based compensation	-	-
Treasury stock, at cost (7,125 shares at December 31, 2005 and 2006)	(44)	(44)
Accumulated other comprehensive loss	(2,570)	(2,484)
Accumulated deficit	(69,014)	(65,632)

Total stockholders’ equity	96,084	107,272

Total liabilities and stockholders’ equity	$121,645	$131,030

Consolidated Statements of Operations (Unaudited)
(USD$ in thousands, except share and per share data)

	Three months ended
	March 31,
	2006	2007
	Unaudited)	(Unaudited)
Revenues:
Product sales	$10,158	$11,249
Development revenues and grants	1,144	2,920

Total revenues	11,302	14,169

Cost of revenues:
Product sales	5,359	7,054
Development revenues and grants	789	1,710

Total cost of revenues	6,148	8,764

Gross profit	5,154	5,405
Research and development, clinical and regulatory expenses, net	691	788
Selling, marketing, general and administrative expenses	1,511	2,440

Operating income	2,952	2,177
Financial income, net	282	1,205

Net income for common stockholders	$3,234	$3,382

Net income per share—
Basic net income per share of common stock	$0.30	$0.20

Diluted net income per share of common stock	$0.29	$0.20

Weighted average number of shares of common stock outstanding during the period used to compute basic net income per share	10,882,462	16,775,722

Weighted average number of shares of common stock outstanding during the period used to compute diluted net income per share.	11,167,446	17,305,884

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